OREGON STEEL MILLS, INC.
                                     BYLAWS
                   (as amended and restated on April 28, 2005)
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                                   ARTICLE 4

                                    OFFICERS

4.1 OFFICERS DESIGNATED. The officers of the corporation shall be a Chairman of the Board of Directors who shall be a member of the Board of Directors, a President, one or more Vice Presidents, a Chief Financial Officer, a Secretary, and a Treasurer. The Board of Directors or the Chairman of the Board or the President may also appoint one or more assistant secretaries, assistant treasurers, and such other officers and agents with such powers and duties as shall be deemed appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited by law. The salaries and compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

4.2           TENURE AND DUTIES OF OFFICERS.

     4.2.1 GENERAL: All officers shall hold office at the pleasure of the Board of Directors and each officer shall hold office until such officer's successor is elected and qualified or until such officer's earlier resignation or removal. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors. Nothing in these Bylaws shall be construed as creating any kind of contractual right to employment with the corporation.

     4.2.2 DUTIES OF THE CHAIRMAN OF THE BOARD OF DIRECTORS: The Chairman of the Board of Directors shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

     4.2.3 DUTIES OF PRESIDENT: The President shall be the chief executive officer of the corporation unless the Board of Directors designates some other officer to serve in such capacity. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. The President shall be ex officio a member of the executive and other committees, shall have general and active management of the business of the corporation, shall see that all orders and resolutions of the Board of Directors are carried into effect, and shall exercise such other powers and perform such other duties as shall be determined from time to time by the Board of Directors. If some officer other than the President is designated as the chief executive officer, the officer shall have all of the powers conferred upon the President by these Bylaws to the extent permitted by law, and, in the absence or disability of such other officer, the President shall perform and exercise the duties of chief executive officer. The President or any other officer designated by the Board of Directors at any time is authorized to vote, grant proxies or consents for, or represent all shares of other corporations standing in the name of this corporation and may exercise all rights incident to such shares on behalf of this corporation.

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              4.2.3.1 In the event the President is absent or disabled, the
              Board of Directors shall promptly meet to confer the title, powers and duties of the President on another officer or officers. Until the Board of Directors takes such action, the Chief Financial Officer shall exercise all power and perform all the duties of the President.

          4.2.4 DUTIES OF VICE PRESIDENTS: The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

          4.2.5 DUTIES OF SECRETARY: The Secretary shall attend all meetings of the stockholders and of the Board of Directors and any committee thereof, and shall record the proceedings of the meetings in the minute book of the corporation and shall keep the seal of the corporation in safe custody. The Secretary shall give notice, in conformity with these Bylaws, of all meetings of the stockholders, and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

          4.2.6 DUTIES OF CHIEF FINANCIAL OFFICER AND TREASURER: Each of the Chief Financial Officer and the Treasurer shall control, audit and arrange the financial affairs of the corporation, consistent with the responsibilities delegated to each of them by the corporation's President. The Chief Financial Officer or Treasurer, as the case may be, shall receive and deposit all monies belonging to the corporation and shall pay out the same only in such manner as the Board of Directors may from time to time determine, and shall perform such other further duties as the Board of Directors may require. It shall be the duty of the assistant treasurers to assist the Treasurer in the performance of the Treasurer's duties and generally to perform such other duties as may be delegated to them by the Board of Directors.

4.3 RESIGNATION. Any officer may resign at any time, such resignation to be made in writing and to take effect from the time of its receipt by the corporation, unless some time be fixed in the resignation, and then from that time. The acceptance of a resignation shall not be required to make it effective.